EXHIBIT 99.1

Rowan Companies, Inc.
News Release                                     2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                            January 19, 2005

HOUSTON, TEXAS - Rowan reports improved continuing operating results.

For the three months ended December 31, 2004, Rowan Companies, Inc. (RDC-NYSE) generated income from continuing operations of $17.3 million, or $.16 per share, on revenues of $210.2 million, compared to income of $7.6 million, or $.08 per share, on revenues of $170.3 million in the fourth quarter of 2003. Net income was $12.0 million, or $.11 per share, in the fourth quarter of 2004, compared to $4.4 million, or $.05 per share, in the fourth quarter of 2003.

For the year ended December 31, 2004, Rowan generated income from continuing operations of $27.2 million, or $.25 per share, on revenues of $709.9 million, compared to a loss of $3.9 million, or $.04 per share, on revenues of $554.6 million in 2003. Net income was $8.5 million, or $.08 per share, in 2004, compared to a net loss of $7.8 million, or $.08 per share, in 2003.

Continuing operations in each period include the Company’s drilling and manufacturing divisions but exclude the aviation division which was sold on December 31, 2004. For the year ended December 31, 2004, Rowan incurred an after-tax loss from its discontinued aviation operations of $18.7 million, or $.18 per share, including the estimated loss on disposition recognized in the third quarter, compared to an after-tax loss of $3.8 million, or $.04 per share, in 2003.

Rowan’s offshore rig utilization was 99% during the fourth quarter of 2004, versus 97% in the third quarter and 92% in the year-earlier period. Our average Gulf of Mexico day rate was $50,600 during the fourth quarter, up by $4,100, or 9%, from the third quarter and by $8,200, or 19%, from the year-earlier period. Land rig utilization was 83% during the fourth quarter of 2004, versus 80% in the year-earlier period. Our average land rig day rate was $13,800 during the fourth quarter, up by $1,400, or 12%, from the third quarter and by $2,700, or 24%, from the year-earlier period.

Danny McNease, Chairman and Chief Executive Officer, commented, “The year 2004 marked a return to profitability for our drilling operations, and the trend over the last half of the year was decidedly favorable. Fourth quarter drilling revenues were an all-time quarterly high for Rowan and our average Gulf of Mexico day rate in December was the highest it has been in more than four years. We believe that this momentum will continue in 2005, assuming that oil and natural gas prices remain firm.

“Gorilla V just began a nine-month drilling assignment in the Glenelg Field in the North Sea. Before the end of this month, the Scooter Yeargain will begin its one-year assignment to drill an ultra deep well in the Gulf of Mexico.

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EXHIBIT 99.1

“Gorilla VII continues to produce two of the wells it has drilled in the North Sea’s Ardmore Field while the third well is being re-completed. A fourth well is scheduled to spud during the first quarter. In late December, we extended the contract at the existing day rate through 2005 and collected $9.6 million toward our outstanding receivables, which paid in full all amounts that originated prior to the fourth quarter. However, the contract could terminate earlier if field production is inadequate and our collection of additional amounts remains dependent upon cash flows from the project. As a result, we have deferred recognizing further drilling revenues under the contract until they are collected. Accordingly, we did not record fourth quarter revenues totaling $10.4 million, which reduced net income during the period by approximately $.06 per share, and left the year-end balance of recorded receivables related to this contract at zero. Even after this reduction, the Company has realized almost $65 million in revenues under the contract since its mid-2003 inception, including more than $35 million during 2004. The contract was extended following new investment by the project’s owners and provides for payment of our unrecorded revenues from project cash flows. Assuming that field production remains sufficient to sustain the project throughout the year, we believe the contract will continue to generate significant revenues for Rowan in 2005.

“The prospects for our manufacturing division remain solid. Fourth quarter revenues exceeded our previous quarterly high by 27%. Our manufacturing backlog of $79 million is at an all-time high, nearly doubling over the past year. Strong commodity prices should continue to generate demand for our front-end loaders. Our drilling products group recently organized an alliance with other drilling equipment manufacturers to market complete rig packages under the name SourceOne.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited (In Thousands)

	DECEMBER 31
	2004	2003
ASSETS

Cash and cash equivalents	$466,423	$57,809
Accounts receivable	142,674	111,709
Inventories	167,714	157,645
Other current assets	23,342	69,157
Total current assets	800,153	396,320
Property, plant and equipment - net	1,664,890	1,614,597
Other assets	16,003	17,150
Assets of discontinued aviation operations		162,742
TOTAL	$2,481,046	$2,190,809

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$55,267
Other current liabilities	159,965	87,188
Total current liabilities	224,887	142,455
Long-term debt	574,350	569,067
Other liabilities	247,535	318,482
Liabilities of discontinued aviation operations		23,975
Stockholders' equity	1,434,274	1,136,830
TOTAL	$2,481,046	$2,190,809

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EXHIBIT 99.1
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	THREE MONTHS		TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2004	2003	2004	2003
REVENUES:
Drilling services	$ 148,213	$ 123,806	$ 511,681	$ 421,412
Manufacturing sales and services	62,020	46,448	198,265	133,186
Total	210,233	170,254	709,946	554,598
COSTS AND EXPENSES:
Drilling services	91,823	87,331	364,149	330,124
Manufacturing sales and services	57,887	41,711	183,080	122,229
Depreciation and amortization	19,903	19,286	77,828	69,362
General and administrative	8,002	5,764	26,789	24,653
Total	177,615	154,092	651,846	546,368
INCOME FROM OPERATIONS	32,618	16,162	58,100	8,230
OTHER INCOME (EXPENSE):
Interest expense	(5,478)	(5,158)	(20,911)	(20,027)
Less interest capitalized	533	685	2,195	4,142
Interest income	1,575	101	4,262	1,124
Other - net	126	119	414	477
OTHER INCOME (EXPENSE) - NET	(3,244)	(4,253)	(14,040)	(14,284)
INCOME (LOSS) BEFORE INCOME TAXES	29,374	11,909	44,060	(6,054)
Provision (credit) for income taxes	12,053	4,327	16,860	(2,114)
INCOME (LOSS) FROM CONTINUING OPERATIONS	17,321	7,582	27,200	(3,940)
Loss from discontinued aviation operations, net of tax	(5,319)	(3,137)	(18,699)	(3,834)
NET INCOME (LOSS)	$12,002	$4,445	$8,501	$(7,774)

PER SHARE AMOUNTS:
Income (loss) from continuing operations	$.16	$.08	$.25	$(.04)
Loss from discontinued aviation operations, net of tax	$(.05)	$(.03)	$(.18)	$(.04)
Net income (loss)	$.11	$.05	$.08	$(.08)
AVERAGE DILUTED SHARES	108,519	96,044	107,132	93,820

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EXHIBIT 99.1
ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited (In Thousands)

	TWELVE MONTHS
	ENDED DECEMBER 31
	2004	2003
CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$8,501	$(7,774)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	95,650	86,851
Deferred income taxes	(1,458)	(3,677)
Impairment charge related to sale of aviation operations	10,680
Other - net	11,465	7,847
Net changes in current assets and liabilities	(5,254)	(34,596)
Net changes in other noncurrent assets and liabilities	961	(401)
Net cash provided by operations	120,545	48,250

Investing activities:
Property, plant and equipment additions	(139,878)	(250,463)
Net proceeds from sale of aviation operations	117,014
Proceeds from disposals of property, plant and equipment	14,680	7,060
Net cash used in investing activities	(8,184)	(243,403)

Financing activities:
Proceeds from borrowings	70,842	111,490
Repayments of borrowings	(55,904)	(42,458)
Proceeds from common stock offering, net of issue costs	264,952
Proceeds from stock option and convertible debenture plans	15,945	5,592
Net cash provided by financing activities	295,835	74,624

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	408,196	(120,529)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,227	178,756
CASH AND CASH EQUIVALENTS, END OF PERIOD	$466,423	$58,227